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                          CERTIFICATE OF DETERMINATION
                                       OF
                       CLASS B CONVERTIBLE PREFERRED STOCK
                                       OF
                     TECHNICLONE INTERNATIONAL CORPORATION,
                            A CALIFORNIA CORPORATION

LON H. STONE and WILLIAM V. MODING hereby certify that:

         1. They are the duly elected and acting President and Secretary, respectively, of Techniclone International Corporation, a California corporation (the "Corporation").

         2. The Articles of Incorporation of the Corporation authorize the issuance of One Hundred Thousand (100,000) shares of Preferred Stock of a par value of One Dollar ($1.00) per share and vest in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions to establish the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

         3. The Board of Directors of the Corporation, pursuant to the authority vested in it as aforesaid, has adopted the following resolutions creating a Class B Convertible issue of Preferred Stock to be established pursuant to amendment to the Corporation's Articles of Incorporation pursuant to
Section 401 of the California Corporations Code:

         "RESOLVED, that Ten Thousand (10,000) shares of the One Hundred Thousand (100,000) authorized shares of Preferred Stock of the Corporation shall be designated Class B Convertible Preferred Stock, $1.00 par value per share, and shall possess the rights and privileges set forth below:

         SECTION 1. DETERMINATION AND AMOUNT. The shares of such series shall be designated as "Class B Convertible Preferred Stock" (the "Class B Convertible Preferred Stock") and the number of shares constituting the Class B Convertible Preferred Stock shall be Ten Thousand (10,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Class B Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants to acquire shares of Class B Convertible Preferred Stock or upon the conversion of any outstanding securities issued by the Corporation convertible into Class B Convertible Preferred Stock.

         SECTION 2. RANK. The Class B Convertible Preferred Stock shall rank: (i) on parity with all of the Corporation's Class A Convertible Preferred Stock, (ii) junior to any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Class B Convertible Preferred Stock (collectively, the "Senior Securities");
(iii) prior to all of the Corporation's Common Stock, no par value ("Common Stock"); (iv) prior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its

                                 EXHIBIT 3.1(a)
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terms junior to any Class B Convertible Preferred Stock of whatever subdivision
(collectively, with the Common Stock, "Junior Securities"); (v) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Class B Convertible Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

         SECTION 3. DIVIDENDS. The holders of the Class B Convertible Preferred Stock ("Holders") shall not be entitled to receive cash dividends on the Class B Convertible Preferred Stock.

         SECTION 4.       LIQUIDATION PREFERENCE.

                           (a)      In the event of any liquidation, dissolution
or winding up of the Corporation, either voluntary or involuntary, the Holders of shares of Class B Convertible Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Corporation's Articles of Incorporation, as amended and restated, or any certificate of designation of preferences, and prior and in preference to any distribution to Junior Securities but in parity with any distribution of Parity Securities, an amount per share equal to the sum of (i) One Thousand Dollars ($1,000) for each outstanding share of Class B Convertible Preferred Stock (the "Original Class B Issue Price") and (ii) an amount equal to ten percent (10%) of the Original Class B Issue Price per annum for the period that has passed since the date of issuance of any Class B Convertible Preferred Stock (such amount being referred to herein as the "Premium"). If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds thus distributed among the Holders of the Class B Convertible Preferred Stock and Parity Securities, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the Holders of the Class B Convertible Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Corporation's Articles of Incorporation, as amended and restated, and any certificate of determination of preferences.

                           (b)      Upon the completion of the distribution
required by subsection 4(a), if assets remain in this Corporation, they shall be distributed to holders of Junior Securities in accordance with the Corporation's Articles of Incorporation, as amended and restated, including any duly adopted certificate(s) of determination of preferences.

                           (c)      A consolidation or merger of the Corporation
with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (collectively referred to as a "Change in Control Transaction"), shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4; provided, however, that the Corporation shall provide written notice to the Holders of the Class B Convertible Preferred Stock of a Change in Control Transaction and the Holders of the Class B Convertible Preferred Stock shall be entitled to convert the Class B Convertible Preferred Stock held by such Holder pursuant to the provisions of Section 5 hereof, at any time before five (5) days prior to any Change in Control Transaction.

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         SECTION 5.       CONVERSION.  The record Holders of this Class B
Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                           (a)      RIGHT TO CONVERT. Immediately after the date
of the last closing of a sale and purchase of Class B Convertible Preferred Stock, which date shall not be later than January 15, 1996, (the "Last Closing Date"), continuing through the first 90 days, each record Holder of Class B Convertible Preferred Stock shall be entitled and subject to the Corporation's right of redemption set forth in Section 6(a) and Section 6(b), at the office of the Corporation or the transfer agent for the Class B Convertible Preferred Stock, to convert portions of the Class B Convertible Preferred Stock held by such Holder (but only in multiples of Fifty Thousand Dollars ($50,000)) into that number of fully-paid and non-assessable shares of Common Stock of the Corporation calculated in accordance with the following formula:

         110% of the Fixed Conversion Price (as defined herein).

         Beginning 91 days after the last closing date, each record Holder of Class B Convertible Preferred Stock shall be entitled (at the times and in the amounts set forth below), and, subject to the Corporation's right of redemption set forth in Section 6(a) and Section 6(b), at the office of the Corporation or the transfer agent for the Class B Convertible Preferred Stock, to convert portions of the Class B Convertible Preferred Stock held by such Holder (but only in multiples of Fifty Thousand Dollars ($50,000) into that number of fully-paid and non-assessable shares of Common Stock of the Corporation calculated in accordance with the following formula (the "Conversion Rate"):

         Number of shares issued upon conversion of one share of Class B Convertible Preferred Stock

                        = (.10 (N/365) (1,000) + 1,000
                        ------------------------------
                                Conversion Price

where,

         N = the number of days between (i) the last closing date, as defined herein, and (ii) the applicable date of conversion for the shares of Class B Convertible Preferred Stock for which conversion is being elected, and

         Conversion Price = the lesser of (x) the average Closing Bid Price, as that term is defined below, for the five trading days ending on December 8, 1995 (which amount is $3.06875 and is referred to herein as the "Fixed Conversion Price"), or (y) X times the average Closing Bid Price, as that term is defined below, of the Corporation's Common Stock for the five (5) trading days immediately preceding the Date of Conversion, as defined below, where X shall equal .85 + (1-(the average Closing Bid Price of the Corporation's Common Stock for the five (5) trading days immediately preceding the Date of Conversion, as that term is defined below, divided by the average Closing Bid Price of the Corporation's Common Stock for the ten (10) trading days immediately preceding the Date of Conversion); provided that, in no event shall X be less than .85 or greater than 1.0.

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         For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price on the over-the-counter market as reported by NASDAQ, or if then traded on a national securities exchange, the NASDAQ Small Cap or the National Market System, the closing bid price on the principal national securities exchange, the NASDAQ Small Cap or the National Market System which it is so traded.

                           (b)      MECHANICS OF CONVERSION. In order to convert
Class B Convertible Preferred Stock into full shares of Common Stock, the Holder shall (i) fax a copy of the fully executed notice of conversion in the form attached hereto ("Notice of Conversion") to the Company at such office that he elects to convert the same, which Notice of Conversion shall specify the number of shares of Class B Convertible Preferred Stock to be converted and shall contain a calculation of the Conversion Rate (together with a copy of the first page of each certificate to be converted) to the Company or its designated transfer agent prior to Midnight, New York City time (the "Conversion Notice Deadline") on the date of conversion specified on the Notice of Conversion and
(ii) surrender the original certificate or certificates therefor, duly endorsed, and the original Notice of Conversion no later than the close of business (New York City time) the next business day to a common courier, for either overnight courier or 2-day courier, to the office of the Company and any transfer agent for the Class B Convertible Preferred Stock; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such Class B Convertible Preferred Stock are delivered to the Company or its transfer agent as provided above, or the Holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed.

                                     (i) LOST OR STOLEN CERTIFICATES. Upon
receipt by the Company of evidence of the loss, theft, destruction or mutilation of a certificate or certificates ("Stock Certificates") representing shares of Class B Convertible Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Stock Certificate(s), if mutilated, the Company shall execute and deliver new Stock Certificate(s) of like tenor and date.

                                    (ii) NO FRACTIONAL SHARES. If any
conversion of the Class B Convertible Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares. In the case of a dispute as to the calculation of the Conversion Rate, the Company's calculation shall be deemed conclusive absent manifest error.

                                   (iii) COMPANY TO REISSUE/DELIVER SHARES.
The Company shall use all reasonable efforts to issue and deliver within three
(3) business days after delivery to the Company of such certificates, or after such agreement and indemnification, to such Holder of Class B Convertible Preferred Stock at the address of the Holder on the Books of the Company, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid.

                                    (iv) DATE OF CONVERSION. The date on which
conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion,

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provided (i) that the advance copy of the Notice of Conversion is faxed to the
Company before midnight, New York City time, on the Date of Conversion, and (ii) that the original Stock Certificates representing the shares of Class B Convertible Preferred Stock to be converted are surrendered no later than the close of business (New York City time) the next business day to a common courier for overnight or 2-day delivery, and received by the transfer agent or the Company within five (5) business days thereafter. If the original Stock Certificates representing the Class B Convertible Preferred Stock to be converted are not received by the transfer agent or the Company within five (5) business days after the Date of Conversion or if the facsimile of the Notice of Conversion is not received by the Company or its designated transfer agent prior to the Conversion Notice Deadline, the Notice of Conversion, at the Company's option, may be declared null and void.

                                     (v) The person or persons entitled to
receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

         Following conversion of shares of Class B Convertible Preferred Stock, such shares of Class B Convertible Preferred Stock will no longer be outstanding.

                           (c)      RESERVATION OF STOCK ISSUABLE UPON
CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Class B Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Class B Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class B Convertible Preferred Stock, the Corporation will, subject to shareholder approval, take all such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                           (d)      AUTOMATIC CONVERSION. Each share of Class B
Convertible Preferred Stock outstanding on December 15, 1998 automatically shall be converted into Common Stock on such date at the Conversion Rate then in effect (calculated in accordance with the formula in Section 5(a) above) and December 15, 1998 shall be deemed the Date of Conversion with respect to such conversion.

                           (e)      ADJUSTMENT TO CONVERSION RATE.

                                    (A)      If, prior to the conversion of all
of the Class B Convertible Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Rate shall be proportionately adjusted, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Rate shall be proportionately adjusted.

                                    (B)      If, prior to the conversion of all
Class B Convertible Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the

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Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity, then the Holders of Class B Convertible Preferred Stock shall thereafter have the right to purchase and receive upon conversion of Class B Convertible Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of Class B Convertible Preferred Stock held by such Holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Class B Convertible Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Rate and of the number of shares issuable upon conversion of the Class B Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described in this subsection 5(e) unless the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligation to deliver to the Holders of the Class B Convertible Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the Holders of the Class B Convertible Preferred Stock may be entitled to receive upon conversion of the Class B Convertible Preferred Stock.

                                    (C)      If any adjustment under this
Section 5(e) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

         SECTION 6.        CASH REDEMPTION BY CORPORATION.

                           (a)      CORPORATION'S RIGHT TO REDEEM UPON RECEIPT
OF NOTICE OF CONVERSION. The Corporation shall have the right, in its sole discretion, upon receipt of a Notice of Conversion pursuant to Section 5, to redeem in whole or in part any Class B Convertible Preferred Stock submitted for conversion, immediately prior to conversion. If the Corporation elects to redeem some, but not all, of the Class B Convertible Preferred Stock submitted for conversion, the Corporation shall redeem from among the Class B Convertible Preferred Stock submitted by the various Holders thereof for conversion on the applicable date, a pro-rata amount from each Holder so submitting Class B Convertible Preferred Stock for conversion. The Corporation shall effect each such redemption by giving notice ("Notice of Redemption Upon Receipt of Notice of Conversion") of its election to redeem, by facsimile within one (1) business day following receipt of a Notice of Conversion from a Holder, with a copy by 2-day courier, (A) to the Holders of Class B Convertible Preferred Stock selected for redemption, at the address and facsimile number of such Holder appearing in the Corporation's register for the Class B Convertible Preferred Stock and (B) the Corporation's transfer agent. Such Notice of Redemption Upon Receipt of Notice of Conversion shall indicate the number of shares of Holder's Class B Convertible Preferred Stock that have been selected for redemption, the Date of Redemption Upon Receipt of Notice of Conversion (as defined below) and the applicable Redemption Price Upon Receipt of Notice of Conversion, as defined below. If the Notice of Redemption Upon Receipt of Notice of Conversion is not received within the times specified

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above or does not meet the conditions specified above, the Notice of Redemption
Upon Receipt of Notice of Conversion shall become null and void (unless otherwise agreed in writing by the Holder). The Corporation shall not be entitled to send any Notice of Redemption upon Receipt of Notice of Conversion and begin the redemption procedure unless it has (x) the full amount of the Redemption Price Upon Receipt of Notice of Conversion, in cash, available in a demand or other immediately available account in a bank or similar financial institution or (y) immediately available credit facilities, in the full amount of the Redemption Price Upon Receipt of Notice of Conversion, with a bank or similar financial institution on the date the Notice of Redemption Upon Receipt of Notice of Conversion is sent to the applicable Holder.

         The Redemption Price Upon Receipt of Notice of Conversion per share of Class B Convertible Preferred Stock shall equal the Closing Bid Price on the Date of Conversion, multiplied by the number of shares of Common Stock that would otherwise have been issuable had the shares of Class B Convertible Preferred Stock redeemed been converted on the Date of Conversion as to such shares.

         For the purposes of the above formula, "N", "Closing Bid Price" and "Conversion Price" shall have the meanings set forth in Section 5(a) and "Date of Redemption" shall be deemed to be the Conversion Date (as that term is defined in Section 5(b) above).

         The Redemption Price Upon Receipt of Notice of Conversion shall be paid to the Holder of Class B Convertible Preferred Stock redeemed within ten (10) business days of the delivery of the Notice of Redemption Upon Receipt of Notice of Conversion to such Holder; provided, however, that the Corporation shall not be obligated to deliver any portion of the Redemption Price Upon Receipt of Notice of Conversion unless either the certificates evidencing the Class B Convertible Preferred Stock redeemed are delivered to the Corporation or the transfer agent as provided in Section 5(b), or the Holder notifies the transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Notwithstanding the foregoing, in the event that the certificates evidencing the Class B Convertible Preferred Stock delivered to the transfer agent as provided in Section 5(b), the redemption of the Class B Convertible Preferred Stock pursuant to this Section 6(a) shall still be deemed effective as of the Date of Redemption Upon Receipt of Notice of Conversion.

                           (b)      CORPORATION'S RIGHT TO REDEEM AT ITS
ELECTION. Commencing 91 days after the last closing date, the Corporation shall have the right, in its sole discretion, to redeem, from time to time, any or all of the Class B Convertible Preferred Stock; provided that, the Corporation shall only be entitled to redeem shares of Class B Convertible Preferred Stock with an aggregate Stated Value (as defined below) of at least One Million Five Hundred Thousand Dollars ($1,500,000) on the first such redemption. If the Corporation elects to redeem some, but not all, of the Class B Convertible Preferred Stock, the Corporation shall redeem a pro-rata amount from each Holder of Class B Convertible Preferred Stock. The Corporation shall effect each such redemption by giving at least thirty (30) days prior written notice by overnight or 2-day courier ("Notice of Redemption At Corporation's Election") to (A) the Holders of Class B Convertible Preferred Stock selected for redemption, at the address and facsimile number of such Holder appearing in the Corporation's register for the Class B Convertible Preferred Stock and (B) the transfer agent, which Notice of Redemption At Corporation's Election shall be deemed to have been delivered three (3) business days after the

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Corporation's mailing of such Notice of Redemption At Corporation's Election.
Such Notice of Redemption At Corporation's Election shall indicate the number of shares of Holder's Class B Convertible Preferred Stock that have been selected for redemption, the date which such redemption is to become effective (the "Date of Redemption At Corporation's Election" and the applicable Redemption Price At Corporation's Election, as defined below. The Corporation shall not be entitled to send any Notice of Redemption At Corporation's Election and begin the redemption ,procedure unless it has (x) the full amount of the Redemption Price At Corporation's Election, in cash, available in a demand or other immediately available account in a bank or similar financial institution or (y) immediately available credit facilities, in the full amount of the Redemption At Corporation's Election, with a bank or similar financial institution on the date the Notice of Redemption At Corporation's Election is delivered to the applicable Holder. Notwithstanding the above, the Holder may convert any or all of its Class B Convertible Preferred Stock that is eligible for conversion, which would otherwise be subject to redemption under this Section 6(b), by submitting a Notice of Conversion prior to the effective date of such redemption. Corporation is not entitled to require redemption under this Section 6(b) if the Corporation makes any planned press release either (a) on the effective date of redemption or (b) prior to the close of trading on the following business day. Additionally, the Corporation shall not be permitted to elect redemption under this Section 6(b) if the Corporation has in its possession material information concerning the Corporation which is required to be publicly disclosed pursuant to the rules and regulations of the Securities Exchange Act of 1934 or relevant self-regulatory organization and has not yet been disclosed. In the event the Corporation is deemed to be in possession of such undisclosed information subsequent to it providing Notice of Redemption, the date upon which the Corporation can require the holders of the Class B Convertible Preferred Stock to redeem shall be 15 days following the date of any press release or other public disclosure.

         For purposes of this Section 6(b), "Stated Value" shall mean the Original Class B Issue Price of the shares of Class B Convertible Preferred Stock redeemed pursuant to this Section 6(b), plus the accrued but unpaid Premium (as defined in Section 4(a)) on such shares of Class B Convertible Preferred Stock, as of the date of Redemption At Corporation's Election.

         The Redemption Price At Corporation's Election shall be calculated as a percentage of Stated Value of the shares of Class B Convertible Preferred Stock redeemed pursuant to this Section 6(b), which percentage shall vary depending on the date of delivery of the Notice of Redemption at Corporation's Election, and shall be determined as follows:

Date of Delivery of Notice of Redemption at Corporation's Election              % of Stated Value
------------------------------------------------------------------              -----------------
91 days to 6 months following last closing date                                       130%
6 months and 1 day to 12 months following last closing date                           125%
12 months and 1 day to 18 months following last closing date                          120%
18 months and 1 day to 24 months following last closing date                          115%
24 months and 1 day to 30 months following last closing date                          110%
30 months and 1 day to 36 months following last closing date                          105%

         The Redemption Price At Corporation's Election shall be paid to the Holder of Class B Convertible Preferred Stock redeemed within ten (10) business days of the Date of Redemption At Corporation's Election to such Holder; provided, however, that the Corporation shall not be

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obligated to deliver any portion of the Redemption Price At Corporation's
Election unless either the certificates evidencing the Class B Convertible Preferred Stock redeemed are delivered to the transfer agent prior to the 10th business day following the Date of Redemption At Corporation's Election, or the Holder notifies the transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Notwithstanding the foregoing, in the event that the certificates evidencing the Class B Convertible Preferred Stock redeemed are not delivered to the transfer agent, prior to the 10th business day following the Date of Redemption at Corporation's Election, the redemption of the Class B Convertible Preferred Stock pursuant to this Section 6(b) shall still be deemed effective as of the date of Redemption at Corporation's Election, and the Redemption Price At Corporation's Election shall be paid to the Holder of Class B Preferred Stock redeemed within 5 business days of the date the certificates evidencing the Class B Preferred Stock redeemed are actually delivered to the transfer agent.

         SECTION 7.        ADVANCE NOTICE OF REDEMPTION.

                           (a)      HOLDER'S RIGHT TO ELECT TO RECEIVE NOTICE OF
CASH REDEMPTION BY CORPORATION. Holder shall have the right to require Corporation to provide advance notice stating whether Corporation will elect to redeem Holder's shares in cash, pursuant to Corporation's redemption rights discussed in Section 6.

                           (b)      MECHANICS OF HOLDER'S ELECTION NOTICE.
Holder shall send notice to Corporation by facsimile ("Election Notice") stating Holder's intention to require Corporation to disclose that if Holder were to exercise his, her or its right of conversion (pursuant to section 5) whether Corporation would elect to redeem Holder's convertible Security for cash in lieu of issuing Common Stock. Corporation is required to disclose to Holder what action Corporation would take over the subsequent five day period, including the date Corporation receives such Election Notice.

                           (c)      CORPORATION'S RESPONSE. Corporation must
respond within one business day of receipt of Holder's Election Notice (1) via facsimile and (2) via overnight courier. If Corporation does not respond to Holder within one business day via facsimile and overnight courier, Corporation shall be required to issue to Holder Common Stock upon Holder's conversion within the subsequent five day period.

         SECTION 8. VOTING RIGHTS. Except as otherwise provided by the California General Corporation Law ("California Law"), the Holders of the Class B Convertible Preferred Stock shall have no voting power whatsoever, and no Holder of Class B Convertible Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Corporation or the shareholders thereof or be entitled to notification as to any meeting of the shareholders.

         To the extent that under California Law the vote of the Holders of the Class B Convertible Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of the Class B Convertible Preferred Stock at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Class B Convertible Preferred Stock (except as otherwise maybe required under California Law) shall constitute the

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approval of such action by the class. To the extent that under California Law the Holders of the Class B Convertible Preferred Stock are entitled to vote on a matter with Holders of Common Stock, voting together as one class, each share of Class B Convertible Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of the Class B Convertible Preferred Stock shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's by-laws and applicable statutes.

         SECTION 9. PROTECTIVE PROVISIONS. So long as shares of Class B Convertible Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by California Law) of the Holders of at least a majority of the then outstanding shares of Class B Convertible Preferred Stock;

                           (a)      alter or change the rights, preferences or
privileges of the shares of Class B Convertible Preferred Stock or any Senior Securities so as to affect adversely the Class B Convertible Preferred Stock;

                           (b)      create any new class or classes or series of
stock having a preference over the Class B Convertible Preferred Stock with respect to Distributions (as defined in Section 2 above); or

                           (c)      do any act or thing not authorized or
contemplated by this Determination which would result in taxation of the Holders of shares of the Class B Convertible Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

         SECTION 10. STATUS OF REDEEMED OR CONVERTED STOCK. In the event any shares of Class B Convertible Preferred Stock shall be redeemed or converted pursuant to Section 5 or Section 6 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series and shall not be issuable by the Corporation as Class B Convertible Preferred Stock.

         SECTION 11. PREFERENCE RIGHTS. Nothing contained herein shall be construed to prevent the Board of Directors of the Corporation from issuing one or more series of Preferred Stock with dividend and/or liquidation preferences equal to or junior to the dividend and liquidation preferences of the Class B Convertible Preferred Stock.

         FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Class B Convertible Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said Class, be deemed to be included in and be a part of the Articles of Incorporation, as amended and restated, of the Corporation pursuant to the provisions of the California General Corporation Law."

         4. The authorized number of shares of Class B Convertible Preferred Stock is 10,000, none of which has been issued."

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our knowledge.

         IN WITNESS WHEREOF, the undersigned have executed this Certificate this 1st day of December, 1995.



                                           /s/ Lon H. Stone
                                           ------------------------------------
                                           Lon H. Stone, President




/s/ William V. Moding
--------------------------------------
William V. Moding, Secretary

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder in order to Convert the Preferred Stock)

The undersigned hereby irrevocably elects to convert _______________ shares of Class B Convertible Preferred Stock, represented by stock certificate No(s). ______________ (the "Preferred Stock Certificates") into shares of common stock ("Common Stock") of Techniclone International Corporation, (the "Corporation") according to the conditions of the Certificate of Determination of Class B Convertible Preferred Stock, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Class B Convertible Preferred Stock shall be made in compliance with Regulation S, pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Act") or pursuant to an exemption from registration under the Act.


Conversion Calculations:                 ______________________________________
                                         Date of Conversion


                                         ______________________________________
                                         Applicable Conversion Price


                                         ______________________________________
                                         Signature


                                         ______________________________________
                                         Name

                                         Address:

                                         ______________________________________

                                         ______________________________________

* No shares of Common Stock will be issued until the original Class B Convertible Preferred Stock Certificate(s) to be converted and the Notice of Conversion are received by the Transfer Agent.